                                                               EXHIBIT 99.3

                          [Southwest Banks Letterhead]


                             _____________, 1996



Dear Shareholder:

        On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of Southwest Banks, Inc. ("Southwest") on Monday, June 17, 1996, at 5:00 p.m., local time at ________________________, Naples, Florida. The formal notice of the Special Meeting is set forth on the next page. At this important meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of February 2, 1996 (the "Merger Agreement") among Southwest, F.N.B. Corporation ("FNB") and Southwest Affiliation Corporation, a wholly owned subsidiary of FNB ("SWAC"), providing for the merger (the "Merger") of SWAC with and into Southwest, with Southwest being the corporation surviving the Merger. After the Merger, Southwest would be a wholly owned subsidiary of FNB.

        PLEASE REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. This document contains a detailed description of the Merger Agreement, its terms and conditions and the transactions contemplated by the Merger Agreement.

        THE SOUTHWEST BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF SOUTHWEST'S SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        YOUR VOTE IS IMPORTANT! The affirmative vote of the holders of a majority of the outstanding shares of Southwest Common Stock (excluding those shares held by FNB) is necessary to adopt the Merger Agreement and to approve the Merger. Therefore, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.


                                           Very truly yours,



                                           Gary L. Tice
                                           Chairman of the Board, President
                                           and Chief Executive Officer